Exhibit 4.3

AMENDMENT TO

COMMON STOCK PURCHASE WARRANTS

This AMENDMENT TO COMMON STOCK PURCHASE WARRANTS (this “Amendment”) is entered into as of January 26, 2024, by and between Aspira Women’s Health Inc., a Delaware corporation (the “Company”), and [•] (the “Holder”).

WHEREAS, the Holder is the holder of a Common Stock Purchase Warrant issued on August 24, 2022 (the “August 2022 Warrant”) to purchase [•] shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), which number of shares of Common Stock reflects the 1-for-15 reverse stock split effected by the Company on May 15, 2023;

WHEREAS, pursuant to Section 5(l) of the August 2022 Warrant, the August 2022 Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company, on the one hand, and the Holder, on the other hand; and

WHEREAS, the Company and the Holder desire to amend the August 2022 Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1. Amendment to “Exercise Price”. Section 2(b) of the August 2022 Warrant is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $4.13, subject to adjustment hereunder (the “Exercise Price”).”

2. Amendment to “Termination Date” Defined Term. The defined term “Termination Date” in the August 2022 Warrant is hereby defined to mean January 26, 2029.

3. No Further Amendment. Except as amended by this Amendment, the August 2022 Warrant remains unaltered and shall remain in full force and effect.

4. Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions the August 2022 Warrant.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY
ASPIRE WOMEN’S HEALTH INC.

By:
Name:	Nicole Sanford
Title:	Chief Executive Officer

HOLDER

By: [•]

By:
Name:	[•]
Title:	[•]

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